Exhibit 99.1

Kowabunga! CEO Scott P. Mitchell to Step Down;

 COO Stan Antonuk Named Interim CEO

CLEARWATER, Fla. — April 24, 2008 — Think Partnership Inc. d.b.a. Kowabunga!®  (AMEX: THK), the leading provider of interactive performance-based advertising networks and technology platforms, today announced that president and chief executive officer Scott P. Mitchell has resigned.  The company has appointed chief operating officer Stan Antonuk as interim chief executive officer.

Alex White, Chairman of the Board of Directors of Kowabunga! commented, “Kowabunga! has a deep management team and we are very well positioned to continue to execute on our strategic directives. We remain confident that the plan we have in place will deliver long-term growth and increased shareholder value.”

Prior to joining Kowabunga! in July of 2006 as Chief Operating Officer, Mr. Antonuk oversaw technology and operations at HSN.com for InterActive Corporation. Prior to HSN.com, Mr. Antonuk spent 10 years at National Grid, a New York-based electric and gas power company in capacities related to engineering, marketing and technology.  He received a B.S. degree in Electrical and Computer Engineering from Clarkson University in Potsdam, N.Y. and an MBA from Le Moyne College in Syracuse, NY.

The company expects to enter into a separation agreement and a consulting agreement with Mr. Mitchell which, when finalized, will resolve any issues regarding Mr. Mitchell’s employment agreement.  Pursuant to such agreements, Mr. Mitchell will be subject to non-competition, non-solicitation and confidentiality restrictions.  Additional details regarding the terms and conditions of Mr. Mitchell separation from the company are contained in the Form 8-K filed with the SEC on this date.

About Kowabunga!® Inc.

Think Partnership Inc. is now doing business under the name “Kowabunga!® Inc.” and will seek formal shareholder approval to change its legal name to Kowabunga!® Inc. later in 2008. Kowabunga Marketing Inc. will continue as a subsidiary, operating its affiliate network and related products.

Kowabunga! Inc. is the leading provider of interactive performance-based advertising networks and technology platforms. Kowabunga! provides a comprehensive and integrated set of scalable and cost-effective marketing solutions for both advertisers and publishers. These solutions increase customer retention and revenues through a diverse set of related marketing channels, including affiliate marketing, click-fraud-protected pay-per-click advertising, lead generation, interactive direct marketing, integrated offline advertising, campaign management, public relations, and branding. Kowabunga! also operates several direct-to-consumer services including online dating, online education, and home business opportunities. High-profile brands include ValidClick AdExchange™, MyAP™, PrimaryAds™, BabyToBee™, Second Bite® and MSA. For more information, visit www.kowabunga.com.

Forward Looking Statements

Statements made in this press release that express the company's or management's intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the company's actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the company's report, as filed with the Securities and Exchange Commission on Form 10-K, filed March 29, 2007, under the section headed "Risk Factors." The company cannot guarantee future financial results, levels of activity, performance or achievements, and investors should not place undue reliance on the company's forward-looking statements.

Contact:

Kowabunga!®

Tanya Boggs, Director of Marketing, 727-324-0046, x2170

tanya.boggs@kowabunga.com

or

ICR Inc.

Ina McGuinness, 310-954-1100